Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268524

PROSPECTUS

Gritstone bio, Inc.

6,637,165 Shares of Common Stock

13,274,923 Shares of Common Stock

Issuable upon Exercise of Pre-

Funded Warrant

This prospectus relates to the proposed resale or other disposition from time to time of up to (i) 6,637,165 shares of our common stock, par value $0.0001 per share (the “Common Stock”), and (ii) up to 13,274,923 shares of Common Stock issuable upon the exercise of a pre-funded warrant to acquire shares of Common Stock (the “Pre-Funded Warrant”) by the selling securityholders identified in this prospectus, including their transferees, pledgees, donees or successors. The Pre-Funded Warrant may be exercised in whole or in part at the discretion of the holder, subject to the limitations set forth therein.

The selling securityholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their securities on any stock exchange, market, or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” which begins on page 17.

We are not offering any shares of our Common Stock for sale under this prospectus. We will not receive any of the proceeds from the sale of Common Stock by the selling securityholders. However, we will generate nominal proceeds in the event of a cash exercise of some or all of the Pre-Funded Warrant by the selling securityholders. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling securityholders will be borne by the selling securityholders.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GRTS.” On December 1, 2022, the last reported sale price of our common stock on the Nasdaq Global Select Market was $2.90 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION IN OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the selling securityholders may sell securities from time to time as described in this prospectus. We may authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable free writing prospectus, you should rely on the free writing prospectus. Before purchasing any securities, you should carefully read both this prospectus and any applicable free writing prospectuses, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in, or incorporated by reference into, this prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Gritstone,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Gritstone bio, Inc., unless otherwise specified.

Gritstone bio™, Gritstone™, Gritstone EDGE™, GRANITE™, SLATE™ and our logo are some of our trademarks used in this prospectus. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.gritstonebio.com. The information on, or accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus. We have included our website address as an inactive textual reference only.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•

our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022, and Amendment No.  1 to our Annual Report on Form 10-K/A for the year ended December 31, 2021, as filed with the SEC on May 3, 2022;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021, from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the SEC on May 5, 2022, August 4, 2022 and November 3, 2022, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on June 10, 2022, June 21, 2022, July 22, 2022, August 10, 2022 and October 25, 2022; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 18, 2018, including any amendments or reports filed with the SEC for the purposes of updating this description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Gritstone bio, Inc.

5959 Horton Street, Suite 300

Emeryville, California 94608

(510) 871-6100

Attention: Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

ABOUT GRITSTONE

We discover, develop, manufacture and deliver next generation cancer and infectious disease vaccine candidates with the aim of improving patient outcomes and eliminating disease. The immune system sits at the nexus of many diseases, and manipulation of the immune system has enormous potential to drive transformational therapeutic and preventative benefits. Our approach seeks to generate a potent and durable therapeutic or protective immune response by leveraging insights into the immune system’s ability to recognize and destroy diseased cells and eliminate virally-infected cells. Specifically, we focus on the induction of T cells, critical but underexplored components in treatment and prevention of disease, to generate differentiated immune responses that extend and improve the quality of life.

Our programs are built on two key platforms. The first platform is our proprietary EDGE™ epitope identification platform, which enables us to identify antigens that can be recognized by the immune system on tumors or virally-infected cells with a high degree of accuracy. The second platform is our potent, flexible, vaccine platform, which we have engineered to deliver immunogens to the immune system to drive the destruction of tumors or virally-infected cells. Our vaccine platform leverages our two proprietary vaccine vectors, self-amplifying mRNA and chimpanzee adenovirus. We utilize these “mix and match” vectors in a variety of ways, including as a heterologous prime-boost (one vector followed by the other) or homologous prime-boost (use the same vector twice). Together, these proprietary and synergistic technologies enable us to build robust and distinct pipelines in oncology and infectious disease. Additionally, our in-house manufacturing capabilities enable us to drive down cost and production time, as well as maintain control over intellectual property and product quality of our products.

We were founded in August 2015 as a Delaware corporation under the name Gritstone Oncology, Inc. Our principal executive offices are located at 5959 Horton Street, Suite 300, Emeryville, California 94608, and our telephone number is (510) 871-6100. Our website address is www.gritstonebio.com. The information on, or that can be accessed through, our website is not part of this prospectus. We have included our website address as an inactive textual reference only.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling securityholders will receive all of the proceeds from this offering.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel, certain expenses of counsel to the selling securityholders and our independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

Common Stock

As of September 30, 2022, our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of September 30, 2022, there were 73,134,051 shares of our common stock outstanding held by approximately 19 stockholders of record.

The actual number of stockholders is greater than the number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Our common stock, $0.0001 par value per share, was registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and listed on the Nasdaq Global Select Market under the trading symbol “GRTS.”

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries of material terms and provisions and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66-2/3% of the voting power of all of the then outstanding voting stock is required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, such as the provisions relating to amending our amended and restated bylaws, the classified board and director liability.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All outstanding shares of common stock are fully paid and non-assessable.

Undesignated Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, $0.0001 par value per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. As of September 30, 2022, no shares of preferred stock were outstanding.

Options

As of September 30, 2022, we had outstanding options to purchase 6,994,870 shares of our common stock, with a per share weighted-average exercise price of $8.07, under our 2018 Equity Incentive Plan and our 2021 Employment Inducement Incentive Award Plan.

Warrants

In October 2022, we issued and sold, in a private placement transaction, a pre-funded warrant to purchase 13,274,923 shares of our common stock, with an exercise price of $2.26 per share of Common Stock, of which $2.2599 per share was paid by the holder of such warrant at the time of purchase (such warrant, the “2022 Pre-Funded Warrant” and such transaction, the “Private Placement”). In addition, in December 2020, we issued and sold, in a private placement transaction, pre-funded warrants to purchase 27,480,719 shares of our common stock, with a per share weighted average exercise price of $3.34 per share of Common Stock, of which $3.33 per share was paid by each holder of such warrants at the time of purchase (such warrants, the “2020 Pre-Funded Warrants” and, together with the 2022 Pre-Funded Warrant, the “Pre-Funded Warrants”).

The material terms and provisions of the 2022 Pre-Funded Warrant are substantially similar to the terms of the 2020 Pre-Funded Warrants, which terms are summarized below. With respect to the 2022 Pre-Funded Warrant, this summary is subject to and qualified in its entirety by the form of pre-funded warrant, which was filed with the SEC as an exhibit to the Company’s Form 8-K on October 25, 2022. With respect to the 2020 Pre-Funded Warrants, this summary is subject to and qualified in its entirety by the form of pre-funded warrant, which was filed with the SEC as an exhibit to the Company’s Form 8-K on December 28, 2020.

Exercisability. The holders may exercise the Pre-Funded Warrants at any time. There is no expiration date for the Pre-Funded Warrants, provided that the holders will be prohibited from exercising the Pre-Funded Warrants into shares of our common stock if, as a result of such exercise, such holder, together with its affiliates, would own more than 9.99% of the total number of shares of our common stock then issued and outstanding. The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Price. The exercise price of the 2022 Pre-Funded Warrant is $2.26 per share of Common Stock, of which $2.2599 per share was paid by the purchaser of the 2022 Pre-Funded Warrant at time of purchase. The exercise price of each 2020 Pre-Funded Warrant is $3.34 per share of Common Stock, of which $3.33 per share was paid by each purchaser of Pre-Funded Warrants at time of purchase. The exercise price of the Pre-Funded Warrants are subject to appropriate adjustment in the event of stock dividends, subdivisions, stock splits, stock combinations, reclassifications or reorganizations affecting our common stock.

Payment of Exercise Price. The holders of the Pre-Funded Warrants have the option to provide payment of the exercise price of the shares being acquired upon exercise of the Pre-Funded Warrants (i) by wire transfer or cashier’s check, or (ii) in certain circumstances as described below, by cashless exercise.

Cashless Exercise. If at any time there is no effective resale registration statement registering the resale of the Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the warrant agreement, the Pre-Funded Warrants may be transferred at the option of the holders upon surrender of the Pre-Funded Warrants to the warrant agent together with the appropriate instruments of transfer.

Change of Control Transactions. If, at any time while each Pre-Funded Warrants is outstanding, there is a Change of Control, which generally includes a merger or consolidation resulting in the sale of 50% or more of the voting securities of the Company, the sale of all or substantially all of the assets or voting securities of the Company, or other change of control transaction, then the holder has the right thereafter to receive, upon exercise of the Pre-Funded Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Change of Control if it had been, immediately prior to such Change of Control, the holder of the number of Warrant Shares then issuable upon exercise in full of the Pre-Funded Warrant (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Change of Control, then the holder will be given the same choice as to the Alternate Consideration it receives upon any exercise of the Pre-Funded Warrant following such Change of Control.

Events of Failure. In the event that we fail to timely deliver shares of Common Stock to any holder of a Pre-Funded Warrant, we are required to make whole any holder who purchases shares of Common Stock to deliver in satisfaction of a sale by such holder of shares of Common Stock issuable upon an exercise of the Pre-Funded Warrants that the holder anticipated receiving from the Company, as described in the Pre-Funded Warrants.

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the Pre-Funded Warrants or by virtue of a holder’s ownership of our common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments. Any term of the 2022 Pre-Funded Warrant may be amended or waived with our written consent and the written consent of the holder of the Pre-Funded Warrant. Any term of the 2020 Pre-Funded Warrants may be amended or waived with our written consent and the written consent of the holder of such 2020 Pre-Funded Warrant.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Pre-Funded Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall cause the warrant agent to, at our option, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Pre-Funded Warrant per whole share or round such fractional share up to the nearest whole share.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called by our board of directors, or by our President (in the absence of a Chief Executive Officer) or Chief Executive Officer.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors; Filling Vacancies

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote by the holders of at least a 66-2/3% of the voting power of the then outstanding voting stock. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies shall be filled by the stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our amended and restated certificate of incorporation provides that the U.S. federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

The enforceability of similar federal court choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find either of the choice of forum provisions contained in our amended and restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the company or its directors, officers or other employees, which may discourage such lawsuits against the company and its directors, officers and other employees and result in increased costs for investors to bring a claim.

Amendment of the Certificate of Incorporation and Bylaws

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue undesignated preferred stock, would require approval by a stockholder vote by the holders of at least a 66-2/3% of the voting power of the then outstanding voting stock. The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Each of our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also obligates us to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damages.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GRTS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

DESCRIPTION OF PRIVATE PLACEMENT OF COMMON STOCK AND WARRANT

On October 24, 2022, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain purchasers identified on the signature pages thereto, pursuant to which we agreed to sell, and certain purchasers agreed to purchase, (i) an aggregate of 6,637,165 shares of Common Stock at a per share purchase price of $2.26, the Nasdaq Official Closing Price of the Company’s Common Stock on October 24, 2022 and (ii) a pre-funded warrant to purchase an aggregate of 13,274,923 shares of Common Stock (the “Pre-Funded Warrant” and together with the Shares, the “Securities”) at an exercise price of $2.26 per share of Common Stock, of which $2.2599 per share was paid by the holder of such Pre-Funded Warrant at the time of purchase. The closing of the Private Placement occurred on October 27, 2022. The aggregate gross cash proceeds to the Company for the Securities sold pursuant to the Securities Purchase Agreement was approximately $45.0 million. The purchasers of the Securities are the selling securityholders named in this prospectus.

SELLING SECURITYHOLDERS

Pursuant to the Securities Purchase Agreement, we agreed to file the registration statement of which this prospectus is a part to cover the resale of the shares of our Common Stock and the shares issuable upon exercise of the Pre-Funded Warrant, and to keep such registration statement effective with respect to each selling securityholder until the date on which all of the shares of our Common Stock registered for resale under the registration statement have been disposed of in accordance with such registration statement, disposed of pursuant to Rule 144 under the Securities Act, or can be resold pursuant to Rule 144 without restriction or limitation (including without any limitation as to volume of sales and without the selling securityholders complying with any method of sale requirements or notice requirements under Rule 144). The shares issuable upon exercise of the Pre-Funded Warrant will become eligible for sale by the selling securityholders holding such Pre-Funded Warrant under this prospectus only when the Pre-Funded Warrant is exercised. We cannot predict when or whether such selling securityholder will exercise their Pre-Funded Warrant.

We are registering the resale of the above-referenced shares to permit each of the selling securityholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling securityholders of up to the total number of shares of Common Stock that may be issued to the selling securityholders pursuant to the Securities Purchase Agreement, plus the total number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrant issued to the selling securityholders. Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling securityholders, we are referring to the shares of our Common Stock and the shares issuable upon exercise of the Pre-Funded Warrant issued to the selling securityholders pursuant to the Securities Purchase Agreement, and when we refer to the selling securityholders in this prospectus, we are referring to the purchasers under the Securities Purchase Agreement and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The selling securityholders may sell some, all or none of their shares. We do not know how long the selling securityholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling securityholders regarding the sale or other disposition of any of the shares covered hereby. The shares of our Common Stock covered hereby may be offered from time to time by the selling securityholders.

When we refer to “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their successors. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling securityholders. To our knowledge, subject to community property laws where applicable, except as otherwise noted in any footnote to the table, each person named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.

The following table sets forth the name of each selling securityholder, the number of shares and percentage of our Common Stock beneficially owned by the selling securityholders as of September 30, 2022 after giving effect to the Private Placement, the number of shares of our Common Stock that may be offered under this prospectus, and the number and percentage of our Common Stock beneficially owned by the selling securityholders assuming all of the shares of our Common Stock registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares of our Common Stock in the column “Number of Shares Offered” represents all of the shares of our Common Stock that a selling securityholder may offer and sell from time to time under this prospectus.

	Prior to Offering			After Offering
Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Offered	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Altium Capital Management, LP(1)	663,716	*	663,716	—	—
Gilead Sciences, Inc.(2)	3,394,047	4.3%	1,769,911	1,624,136	1.8%
Hercules Capital, Inc.(3)	442,477	*	442,477	—	—
Invus Public Equities, L.P.(4)	1,856,194	2.3%	1,106,194	750,000	*
Point72 Associates, LLC(5)	2,654,867	3.3%	2,654,867	—	—
Entities Affiliated with Redmile Group, LLC(6)	8,081,950	9.9%	13,274,923	9,555,303	9.9%

*	Represents beneficial ownership of less than 1%
(1)

Altium Capital Management, LP’s beneficial ownership “Prior to Offering” consists of 663,716 shares of Common Stock held by Altium Capital Management, LP. The principal business address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.

(2)

Gilead Sciences, Inc.’s beneficial ownership “Prior to Offering” consists of 3,394,047 shares of Common Stock held by Gilead Sciences, Inc. The principal business address of Gilead Sciences, Inc. is 333 Lakeside Drive, Foster City, CA 94404.

(3)

Hercules Capital, Inc.’s beneficial ownership “Prior to Offering” consists of 442,477 shares of Common Stock held by Hercules Capital, Inc. The principal place of business of Hercules Capital, Inc. is 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301.

(4)

Invus Public Equities, L.P.’s beneficial ownership “Prior to Offering” consists of 1,856,194 shares of Common Stock held by Invus Public Equities, L.P. The principal business address of Invus Public Equities, L.P. is 750 Lexington Ave, 30th Floor, New York, NY 10022.

(5)

Pursuant to an investment management agreement, Point72 Asset Management, L.P. (“Point72 Asset Management”) maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates , LLC (“Point72 Associates”). Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management. Mr. Cohen controls each of Point72 Asset Management and Point72 Capital Advisors, Inc. As such, each of Point72 Asset Management, Point72 Capital Advisors, Inc. and Mr. Cohen may be deemed to beneficially own the shares of our Common Stock held by Point72 Associates. Each of Point72 Asset Management, Point72 Capital Advisors, Inc. and Mr. Cohen disclaims beneficial ownership of any such shares. The address of the principal business office of Point72 Associates, Point72 Asset Management, Point72 Capital Advisors, Inc. and Mr. Cohen is c/o Point 72 Asset Management, L.P., 72 Cummings Point Road, Stamford, CT 06902.

(6)

Redmile Group, LLC’s beneficial ownership “Prior to Offering” is comprised of an aggregate of 8,081,950 shares of Common Stock, which consists of (i) 6,952,760 shares of Common Stock and (ii) 1,129,190 shares of Common Stock issuable upon the exercise of certain pre-funded warrants held by the Redmile Funds (as defined below) (collectively, the “Redmile Warrants”), in each case owned by certain private investment vehicles and/or separately managed accounts managed by Redmile Group, LLC (collectively, the “Redmile Funds”), which shares of Common Stock may be deemed beneficially owned by Redmile Group, LLC as investment manager of the Redmile Funds. Such shares of Common Stock may also be deemed beneficially owned by Jeremy C. Green as the principal of Redmile Group, LLC. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The number of shares of Common Stock into which the Redmile Warrants are convertible is limited to that number of shares of Common Stock which would result in the Redmile Funds having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). Accordingly, the beneficial ownership “Prior to Offering” excludes an aggregate of 22,859,466 shares of Common Stock issuable upon the exercise of the Redmile Warrants. “Number of Shares Offered” is comprised of 13,274,923 shares of Common Stock issuable upon the exercise of the 2022 Pre-Funded Warrant held by RedCo II Master Fund, L.P., a Redmile

Fund. Beneficial ownership “After Offering” is comprised of an aggregate of 9,555,303 shares of Common Stock, which consists of 6,952,760 shares of Common Stock and 2,602,543 shares of Common Stock issuable upon the exercise of the Redmile Warrants, and excludes an aggregate of 8,111,190 shares of Common Stock issuable upon the exercise of the Redmile Warrants, which would not be exercisable within 60 days of September 30, 2022 if the Redmile Funds sold all of the shares of Common Stock under “Number of Shares Offered” by virtue of the Beneficial Ownership Limitation described above. The address of the Redmile Funds is c/o Redmile Group, LLC, One Letterman Drive, Building D, Suite D3-300, San Francisco, California 94129.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock previously issued and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrant or interests in shares of Common Stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on the principal trading market or any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling securityholders may sell their shares of our Common Stock pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of, or a combination of, the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares;

•	in settlement of short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in transactions through broker-dealers who agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the distribution of shares by any selling securityholder to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act or any other exemption from registration under the Securities Act rather than pursuant to this prospectus, provided that they meet the criteria and conform to the requirements of such rule or exemption.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay all expenses of the registration of the shares of common stock hereunder, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling securityholder will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus has been passed upon for us by Latham & Watkins LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

6,637,165 Shares of Common Stock

13,274,923 Shares of Common Stock

Issuable upon Exercise of Pre-Funded Warrant

PROSPECTUS

December 1, 2022